Exhibit 23.2

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated February 28, 2003, relating to the financial statements of Newtek Business Services, Inc., which appears in Newtek Business Services, Inc.,’s Annual Report on Form 10-KSB for the year ended December 31, 2002.

/s/    PricewaterhouseCoopers LLP

New York, New York

July 18, 2003